EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Debra Nalchajian-Cohen

Cohen Communications

(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP

REPORTS EXCELLENT 2004 THIRD QUARTER EARNINGS!

CLOVIS, CALIFORNIA…October 15, 2004… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $968,000, or $0.33 per diluted share, for the quarter ending September 30, 2004 compared to $1,006,000, or $0.35 per diluted share, for the same period in 2003.

2004 third quarter net income was the second highest quarterly income reported in the Bank’s 24-year history, only surpassed by the same quarter in 2003, which included gains on securities sales of $356,000 as a result of repositioning the securities portfolio. 2004 third quarter results compared to the same period in 2003, excluding these securities gains, would have increased 28.6% versus the actual 3.8% decrease.  Net interest income increased for third quarter 2004 by 23.7%, compared to third quarter 2003.  This increase reflects a 75 basis point increase in prime interest rates in the past few months and the positive impact on net interest income from the Bank’s asset sensitive position.  Non-interest income decreased by 37.7%, primarily due to the securities sales in third quarter 2003.  Non-interest expense increased 4.5% and income tax expense increased 29.5%, when comparing third quarter 2004 to third quarter 2003.

The Company’s net interest margin on a fully tax equivalent basis was 5.00% for third quarter 2004, a full 50 basis point increase, compared to 4.50% in 2003.  Average assets grew 11.8% to $351,039,000 during the third quarter of 2004, compared to $314,060,000 in 2003.    This asset growth was driven by a 12.5% increase in deposits which averaged $312,415,000 for the third quarter of 2004, compared to $277,763,000 in 2003.  In addition, average loans increased 12.8% to $201,102,000 in the third quarter of 2004, compared to $178,213,000 for the same period in 2003.

For the nine month period ended September 30, 2004, the Company reported net income of $2,654,000, or $0.91 diluted earnings per share, compared to $2,609,000, or $0.92 diluted earnings per share, in the first nine months of 2003.   Net interest income for the first nine months of 2004 was $10,651,000 compared to $9,477,000 for the same period of 2003, a $1,174,000 or 12.4% increase, which reflects the Bank’s positive position in the event of future rate increases.  The increase in net interest income is primarily the result of increased volumes in earning assets combined with decreases in the cost of interest-bearing liabilities.  Also contributing to the increase in net income was $127,000 in additional gains on sale of investments in 2004 compared 2003.  Non-interest income for 2004 decreased 10.2% in the periods under review due mainly to reductions in loan placement fees and rental income on equipment leased to others.  Non-interest expense for 2004 increased 2.5% in the periods under review due mainly to a 5.1% increase in salaries partially offset by reductions in depreciation on equipment leased to others.  Income tax expense increased $544,000 mainly attributable to the elimination of the real estate investment trust (REIT) tax benefits for state income tax purposes.  The Company will not recognize any tax benefit in 2004 related to its REIT.

The Company’s net interest margin on a fully tax equivalent basis was 4.81% for the nine-month period ending September 30, 2004, compared to 4.83% for the nine-month period ending September 30, 2003.  During the first nine months of 2004, total average assets were $340,132,000 compared to $300,443,000 during the same period in 2003, an increase of 13.2%.   Total average loans were $191,922,000 for the nine-month period ending September 30, 2004 compared to $171,705,000 for the same period in 2003, an increase of 11.8%.  The Company had no non-performing loans for the quarters ended September 30, June 30, and March 31, 2004.  Total average deposits increased 14.4% to $301,749,000 during the first nine months of 2004 compared to $263,750,000 during the same period in 2003.

“Central Valley Community Bank’s continued improvement in core earnings is a direct reflection of the continuing rise in the national interest rates, along with continued growth in loans and deposits, while consistently controlling expenses.  The Bank also continues to show outstanding asset quality with no non-accrual loans or net charge-offs in the third quarter,” said Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank. “Third quarter 2004 was the Bank’s second highest earnings period, surpassed only by third quarter 2003 that included significant gains from securities sales as a result of the Bank repositioning its investment portfolio in anticipation of the future rate increases, which indeed took place,” continued Doyle.

“During the third quarter of 2004, we announced the pending merger with Bank of Madera County.  We believe that once completed, this merger will enhance the Bank’s future performance with the addition of outstanding new employees, two new branch locations in Madera County and the excellent customer relationships established by Bank of Madera County.  The transaction is expected to close by the end of 2004 or early in 2005, subject to regulatory approval,” concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. When the merger is complete, the Bank will operate nine full-service offices in Clovis, Fresno, Madera, Oakhurst, Prather, Kerman and Sacramento, plus Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com and additional information about Bank of Madera County can be found at www.bankmadera.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2003.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED BALANCE SHEET

(In thousands)	Sept. 30, 2004	December 31, 2003	Sept. 30, 2003
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	46,931	35,831	31,599
Available-for-sale investment securities	90,898	95,844	90,464
Loans, less allowance for credit losses of $2,550 at Sept. 30, 2004, $2,425 at Dec. 31, 2003 and $2,373 at Sept. 30, 2003	205,523	183,849	181,738
Bank premises and equipment, net	2,829	2,985	3,048
Accrued interest receivable and other assets	10,878	9,421	9,223

Total assets	$357,059	$327,930	$316,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	109,133	96,945	82,064
Interest bearing	208,395	193,620	196,668
Total deposits	317,528	290,565	278,732

Borrowings	7,000	7,000	8,000
Accrued interest payable and other liabilities	3,334	3,645	3,338

Total liabilities	327,862	301,210	290,070

Shareholders equity:
Common Stock, 2,627,377, 2,598,927 and 2,598,507shares issued and outstanding at Sept. 30, 2004, Dec. 31, 2003 and Sept. 30, 2003, respectively.	6,320	6,096	6,092
Retained earnings	21,892	19,501	18,738
Accumulated other comprehensive income, net of tax	985	1,123	1,172
Total shareholders’ equity	29,197	26,720	26,002

Total liabilities and shareholders’ equity	$357,059	$327,930	$316,072

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

For the nine months ended	September 30,	September 30,
(Dollars in thousands except per share amounts)	2004	2003

Net Interest Income	$10,651	$9,477

Total Non-Interest Income	3,085	3,437

Total Non-Interest Expense	9,507	9,274

Income Tax Expense	1,575	1,031

NET INCOME	$2,654	$2,609

Basic Earnings per Share	$1.01	$1.01
Diluted earnings per share	$0.91	$0.92

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

For the nine months ended	September 30,	September 30,
(Dollars in thousands)	2004	2003

Allowance for credit losses to loans and leases	1.23%	1.29%
Nonperforming loans and leases to total loans and leases	0.00%	0.44%
Total nonperforming assets	$—	$815

Net interest margin (calculated on a fully tax equivalent basis)	4.81%	4.83%

Return on average assets	1.04%	1.16%
Return on average equity	12.75%	13.82%

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

For the three months ended	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands except per share amounts)	2004	2004	2004	2003	2003
Net Interest Income	$3,821	$3,465	$3,365	$3,203	$3,088

Total Non-Interest Income	842	900	1,343	1,108	1,352

Total Non-Interest Expense	3,151	3,102	3,254	3,081	3,014

Income Tax Expense	544	438	593	468	420

NET INCOME	$968	$825	$861	$762	$1,006

Basic Earnings per Share	$0.37	$0.31	$0.33	$0.29	$0.39
Diluted earnings per share	$0.33	$0.29	$0.29	$0.27	$0.35

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

Quarter ended	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2004	2004	2004	2003	2003

Allowance for credit losses to loans and leases	1.23%	1.28%	1.36%	1.30%	1.29%
Nonperforming loans and leases to total loans and leases	0.00%	0.00%	0.00%	0.34%	0.44%
Total nonperforming assets	$—	$—	$—	$634	$815

Net interest margin (calculated on a fully tax equivalent basis)	5.00%	4.71%	4.74%	4.52%	4.50%

Return on average assets	1.10%	0.97%	1.04%	0.94%	1.28%
Return on average equity	13.55%	12.25%	12.40%	11.56%	15.83%